Exhibit 99.1

Contact:

Kevin Trosian

Vice President, Investor Relations

(805) 383-5888

Kevin.Trosian@Power-One.com

POWER-ONE POSTS RECORD THIRD QUARTER 2010 RESULTS

•                 Revenue of $314 million grows 214% year-over-year

•                 Generates over $100 million in operating income; records net income of $63 million available to common shareholders and diluted EPS of $0.40

•                 Shipped 867 MW of inverters in the third quarter; shipped 1.7 GW year-to-date

Camarillo, CA, October 28, 2010 — Power-One, Inc. (NASDAQ: PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, today announced financial results for the third quarter 2010.  Power-One posted record net sales of $314 million for the third quarter ended October 3, 2010, an increase of 214% from the third quarter 2009.  Net income attributable to common stockholders for the third quarter was $63 million, or $0.40 per diluted share, compared to a net loss of $3 million, or $0.03 per share for the same period last year.

“Sales from our Renewable Energy SBU, coupled with revenue growth in the Power SBU, led to expanded margins and the fourth straight quarter of net profit,” said Richard Thompson, Chief Executive Officer of Power-One. “Given the demand for our products, we expect to grow revenue again in the fourth quarter as we position the company for continued profits and market share gains.”

Power-One expanded consolidated operating margin to 32% in the third quarter of 2010, versus just over breakeven in the same period last year. Operating income for the third quarter 2010 was $101 million. A favorable product mix, increased volume and manufacturing efficiencies contributed to the expansion.

Renewable Energy Solutions

Renewable Energy Solutions posted a revenue increase of 634% versus last year as a result of an expanding customer base and strong demand.  Power-One became the second largest manufacturer of inverters in 2010, driven largely by the performance and quality of its product, generating high energy yields which provide an increased return on investment for its customers.

Inverter and related product sales posted a record $228 million in revenue for the third quarter 2010. Renewable Energy Solutions contributed nearly 73% of the company’s revenue, versus 31% in the third quarter of 2009. Power-One shipped 867 MW of inverters in the quarter, bringing its 2010 year-to-date total to 1.7 GW.

Power Solutions

Power Solutions increased sales by 24% year-over-year, recording revenue of $86 million in the third quarter 2010 versus $69 million in the same period of 2009.  Although component availability continues to affect production, the impact is expected to lessen as certain components are becoming more readily available in the Power Solutions supply chain.

Business Outlook

For the fourth quarter of 2010, Power-One forecasts revenue of $340 to $360 million, driven by the continued momentum of inverter sales and the turnaround of the Power Solutions SBU.

Earnings Conference Call

Power-One will discuss its 2010 third quarter results today beginning at 2:00 p.m. Pacific Time.  The call will be available both via the telephone at (877) 853-7673 or (760) 666-3755, conference ID # 17736874, or over the Internet through the Power-One’s investor relations Web site at http://investor.power-one.com.   To listen to the call, please log-in at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Power-One’s web site at http://investor.power-one.com throughout the current quarter.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, semiconductor test equipment, industrial markets and custom applications. Power-One, with headquarters in Camarillo, California, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is a public company listed on NASDAQ under the ticker symbol PWER.  For more information about the Company, please visit www.Power-One.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. It is important to note that future performance and actual results could differ materially from those discussed in or underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates and trading prices of the Company’s equity securities; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described  in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which  are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009

RENEWABLE ENERGY SALES	$228,356	$31,097	$452,722	$60,440
POWER SALES	85,689	69,032	228,249	228,698
TOTAL SALES	314,045	100,129	680,971	289,138
COST OF GOODS SOLD	184,936	76,940	426,727	233,943
GROSS PROFIT	129,109	23,189	254,244	55,195

GENERAL AND ADMINISTRATIVE
Selling, general and administrative	19,280	14,121	52,479	40,960
Research and development	8,959	7,164	25,905	21,906
Amortization of intangibles	360	385	1,093	1,159
Restructuring costs and asset impairment	—	655	3,852	5,668
Goodwill impairment	—	—	—	56,999
Total expenses	28,599	22,325	83,329	126,692

INCOME (LOSS) FROM OPERATIONS	100,510	864	170,915	(71,497)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	50	—	76	222
Interest expense	(1,249)	(2,178)	(5,284)	(6,514)
Other income (expense), net	(2,954)	688	(7,090)	8,984
Total interest and other income (expense)	(4,153)	(1,490)	(12,298)	2,692

INCOME (LOSS) BEFORE INCOME TAXES	96,357	(626)	158,617	(68,805)

PROVISION FOR INCOME TAXES	33,079	1,510	66,037	1,104
EQUITY IN EARNINGS FROM JOINT VENTURE	441	104	902	379
NET INCOME (LOSS)	$63,719	$(2,032)	$93,482	$(69,530)

PREFERRED STOCK DIVIDEND AND ACCRETION	859	844	2,565	1,350

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$62,860	$(2,876)	$90,917	$(70,880)

BASIC INCOME (LOSS) PER SHARE	$0.53	$(0.03)	$0.84	$(0.81)
DILUTED INCOME (LOSS) PER SHARE	$0.40	$(0.03)	$0.61	$(0.81)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	102,061	88,134	92,938	88,001
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	144,193	88,134	142,034	88,001

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(UNAUDITED)

	October 3,	January 3,
	2010	2010

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$194,589	$89,553
Accounts receivable:
Trade (net of allowance)	205,976	119,783
Other	5,035	2,763
Inventories	125,701	73,173
Prepaid expenses and other current assets	17,335	10,612

Total current assets	548,636	295,884

PROPERTY AND EQUIPMENT, net	56,539	48,906
INTANGIBLE ASSETS, net	17,052	18,602
OTHER ASSETS	6,931	7,943

TOTAL ASSETS	$629,158	$371,335

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$—	$504
Accounts payable	187,559	89,074
Restructuring reserve	829	6,866
Long-term debt, current portion	1,288	1,269
Other accrued expenses and current liabilities	107,518	38,080

Total current liabilities	297,194	135,793

LONG-TERM DEBT, less current portion	38,387	78,146
OTHER LONG-TERM LIABILITIES	36,470	16,281

REDEEMABLE CONVERTIBLE PREFERRED STOCK	19,326	18,533

STOCKHOLDERS’ EQUITY:
Common stock	104	88
Additional paid-in capital	634,746	620,261
Accumulated other comprehensive income	46,483	39,267
Accumulated deficit	(443,552)	(537,034)

Total stockholders’ equity	237,781	122,582

TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$629,158	$371,335